Exhibit 8.2

Mark Windfeld-Hansen

T: +1 650 843 5111

mwindfeldhansen@cooley.com

March 26, 2020

TiVo Corporation

2160 Gold Street

San Jose, CA 95002

Ladies and Gentlemen:

We have acted as counsel to TiVo Corporation, a Delaware corporation (“TiVo”), in connection with the transactions to be undertaken pursuant to the Reorganization Agreement (as defined below) as described in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on February 18, 2020, as amended or supplemented through the date hereof (the “Registration Statement”) to which this letter is an exhibit. Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement, including the Prospectus included therein, the Agreement and Plan of Merger and Reorganization dated as of December 18, 2019, and amended on January 31, 2020, (the “Reorganization Agreement”) by and among Xperi Corporation, a Delaware corporation (“Xperi”), TiVo, XRAY-TWOLF HoldCo Corporation, a Delaware corporation (“Holdco”), XRAY Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco, and TWOLF Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Registration Statement and the Reorganization Agreement are true, correct and complete in all material respects; that the transactions described in the Registration Statement (including the Mergers) have been, are, or will be completed in accordance with the Registration Statement and the Reorganization Agreement; and that none of the terms and conditions contained therein have been, are, or will be waived or modified in any respect prior to the Effective Time of the Mergers, except to the extent expressly stated in this opinion letter; that the statements, representations, covenants and agreements contained in tax representation letters, dated on or before the date hereof, delivered to us by TiVo and Xperi are true, accurate and complete; that there is no change in applicable law between the date hereof and the Effective Time of the Mergers; that any representation in any of the documents referred to herein that is made “to the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. In addition, no assurances can be given that a change

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 843-7400 cooley.com

March 26, 2020

Page Two

in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers”, we are of the opinion that, for United States federal income tax purposes, the Mergers will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code, with the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of XRAY and TWOLF stock as described under “Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Xperi Common Stock and TiVo Common Stock” in the Registration Statement.

No opinion is expressed as to any matter not discussed herein. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.” In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, COOLEY LLP

By:	/s/ Mark Windfeld-Hansen
Mark Windfeld-Hansen

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 843-7400 cooley.com